FOR IMMEDIATE RELEASE:     May 27, 1998

CONTACT:                   Denis Marchand
                           VP - Finance & Administration
                           Access Solutions International, Inc.
                           401-295-2691

                           Bill Weiss
                           CEO
                           PaperClip Software Inc.
                           201-329-6300

                  ACCESS SOLUTIONS ANNOUNCES COMPLETION OF
                            INTERIM FINANCING

 ACCESS SOLUTIONS AND PAPERCLIP SOFTWARE ANNOUNCE EXTENSION OF MERGER AGREEMENT


North Kingstown, RI and Hasbrouck Heights, NJ - Access Solutions International, Inc. (NASDAQ: ASIC) announced today that it has completed an interim financing totaling $750,000. The consummation of this agreement is the first step in the company's previously announced plan to raise additional equity funding.

Financing

The financing agreement calls for the purchase of a minority interest in several of the company's patents by Mr. Malcolm G. Chace, a stockholder and former director, for $100,000. These patents are the subject of a lawsuit pending in the United States District Court for the District of Rhode Island. In addition, Mr. Chace also has loaned the company $650,000, and has agreed to make additional advances in amounts equal to outstanding and future legal fees and costs incurred in connection with the lawsuit.

The loan is secured by a first priority interest in these patents and bears interest at the rate of 19%. The loan has a term of the lesser of three years or completion of the company's patent litigation and converts to a demand note at the end of its term.

The loan also is convertible into equity under certain circumstances. The company is presently talking with several parties regarding establishment of a financing or strategic relationship including a future financing of between $2 and $4 million to meet the obligations of the merger agreement and to address the company's cash flow requirements.

The company's current plan is to seek at least $2 million of additional financing in the quarter ending September 30, 1998. Mr. Chace has agreed to convert his $650,000 loan into equity in the event he is satisfied with the terms of such financing and upon the satisfaction of certain other conditions. There can be no assurance that additional funds can be obtained on acceptable terms, if at all.

Extension of Merger Agreement

Access Solutions and PaperClip Software Inc. (OCCBB:PCLP) also announced that their merger agreement has been amended to extend the date for the consummation of PaperClip's previously announced merger with and into a newly formed wholly-owned subsidiary of Access Solutions. Pursuant to the terms of the merger agreement, completion of the merger transaction is subject to certain conditions, including a financing contingency. Because the financing contingency has not been satisfied, the merger transaction has not been consummated, and the merger agreement has been amended to allow more time for the financing condition to be satisfied. The latest agreement calls for an extension to August 24, 1998. There can be no assurance that the financing condition will be satisfied or that the merger transaction will be consummated.

PaperClip Software, Inc., founded in 1991, develops and distributes computer software for document management and imaging systems. Access Solutions International, Inc., founded in 1986, designs, develops, assembles and markets mainframe information storage and retrieval systems, including both hardware and software, for large companies.

                                    # # #

NOTE: Any statements released by Access Solutions International, Inc. that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the company's business prospects and performance. These include economic, competitive, governmental, technological and other factors discussed in the company's filings with the SEC on forms 10-KSB and 10-QSB.

                                Page 16 of 16